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                                                                    EXHIBIT 5.1

                      [LETTERHEAD OF ROGERS & WELLS LLP]

February 11, 1999

Hearst-Argyle Television, Inc.
888 Seventh Avenue
New York, NY 10106

Re: Hearst-Argyle Television, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's Registration Statement on Form S-4 (as the same be amended and supplemented from time to time, the "Registration Statement") relating to the 37,096,774 shares of the Company's Series A Common Stock, par value $0.01 per share (the "Shares"), that may be issued by the Company to the stockholders of Pulitzer Publishing Company, a Delaware corporation ("Pulitzer"), in connection with the merger (the "Merger") of Pulitzer with and into the Company pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), by and among Pulitzer, Pulitzer, Inc., a Delaware corporation and a wholly-owned subsidiary of Pulitzer, and the Company. Except as otherwise defined herein, capitalized terms used but not defined herein have the meanings provided in the Registration Statement.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals and the conformity to the respective originals of all documents purporting to be copies. As to factual matters relevant to the opinions set forth below, we have relied upon certificates of officers of the Company and public officials, and have not independently verified the accuracy of the statements contained therein. Based upon the foregoing and such other examination of law and fact as we have deemed necessary, we are of the opinion that when the Shares are (i) issued and delivered after consummation of the Merger in accordance with the Merger Agreement as contemplated by the Registration Statement and (ii) duly executed by the Company and countersigned by its Transfer Agent, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, our examination of matters of law have been limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Joint Proxy Statement/Prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Rogers & Wells LLP